Exhibit 3.3

TRONOX FINANCE LLC

LIMITED LIABILITY COMPANY AGREEMENT

Effective as of

July 30, 2012

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TABLE OF CONTENTS

(continued)

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TRONOX FINANCE LLC

LIMITED LIABILITY COMPANY AGREEMENT

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made effective as of July 30, 2012 by the undersigned, being the Sole Member of Tronox Finance LLC (the “Company”).

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the State of Delaware on July 30, 2012 (the “Formation Date”).

NOW, THEREFORE, the Sole Member certifies and agrees as follows:

ARTICLE 1

DEFINED TERMS

In addition to any other terms defined herein, the following terms shall have the following meanings for all purposes of this Agreement:

1.1 “Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended from time to time.

1.2 “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, controls, is under common control with, or is controlled by that Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct and cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Agreement” means this Limited Liability Company Agreement, as such may be amended or modified from time to time in accordance with its terms.

1.4 “Authorized Member(s)” mean the Member or Members holding more than 50% of the Shares of the Company.

1.5 “Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

1.6 “Consent” means the prior written consent or approval of a Person to do the act or thing for which the consent or approval is solicited, or the act of granting such consent or approval as the context may require.

1.7 “DGCL” means the Delaware General Corporation Law and any successor statute, as amended from time to time.

1.8 “Manager” means any Person appointed by the Authorized Member(s), as specified on Schedule 2, as amended, and who is acting in such Person’s capacity as a Manager of the Company in accordance with the terms and conditions of this Agreement.

1.9 “Member” means any Person who owns Shares as set forth on Schedule 1, as amended, and who is acting in such Person’s capacity as a Member of the Company and any other Person who, from time to time, owns Shares.

1.10 “Notice” means a writing which contains the information required by this Agreement to be communicated to any Person, and given or delivered in accordance with the requirements of this Agreement.

1.11 “Person” means any individual, partnership, limited liability company, firm, corporation, association, joint venture, organization, business, trust, estate or other entity, including a government or any subdivision or agency thereof.

1.12 “TIF LLP” means Tronox International Finance LLP, a limited liability partnership established and governed by the laws of England and Wales.

ARTICLE 2

THE COMPANY

2.1 Purpose. The Company is authorized to engage in the transaction of any and all lawful businesses or activities which a limited liability company may carry on under the Act and the laws of any other jurisdiction in which the Company is so engaged. The businesses and activities of the Company shall include but not be limited to:

2.1.1 the issuance of bonds, notes or other indebtedness; and

2.1.2 the on-lending of various indebtedness proceeds.

Provided however, all such businesses and activities in which the Company shall engage shall be conducted solely within the United States of America (it being understood that a guarantor or co-obligor of any such indebtedness that is not an entity formed under the laws of a State within the United States of America does not constitute an occurrence outside the United States of America).

2.2 Term. The Company shall have perpetual existence except as otherwise agreed by the unanimous Consent of the Members, or if the Company is dissolved and terminated in accordance with Article 10 of this Agreement.

2.3 Principal and Registered Place of Business. The registered office of the Company shall be 1209 Orange Street, in the City of Wilmington, County of New Castle. The principal place of business of the Company shall be One Stamford Plaza, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901 or such other place or places as the Managers shall from time to time select.

2.4 Registered Agent. The Company’s registered agent shall be The Corporation Trust Company or such other Person as is designated by the Managers from time to time to serve in that capacity in accordance with the terms of the Act.

2.5 Qualification in Additional Jurisdictions. The Company shall be qualified to do business in any jurisdiction within the United States of America in which such qualification is deemed by the Managers as necessary or desirable in carrying out the Company’s business, and pursuant thereto, to appoint a registered agent and to establish a registered office or branch in such jurisdiction, and to cause the Company to operate in such jurisdiction under another name selected by the Managers, in compliance with the assumed name statute of such jurisdiction, if the Company is not allowed under the laws of such jurisdiction to operate under the name “Tronox Finance LLC.”

2.6 No Partnership Intended for Nontax Purposes. The Member has formed the Company as a limited liability company under the Act and expressly does not intend hereby to form a partnership under the laws of any jurisdiction. The Member does not intend to be partners one to another with any Member admitted subsequent to the date hereof, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

ARTICLE 3

SHARES AND MEMBERS

3.1 Initial Capital of the Company. The equity interests in the Company (including, without limitation, the Members’ “limited liability company interests,” as defined in the Act, and the Members’ rights to participate in the management of the Company as set forth herein) shall be issued in share increments. The total number of shares that the Company shall have authority to issue is one thousand (1,000). There shall be one class of shares, designated as “common stock, par value $1.00 per share” (“Shares”). Each Share shall be entitled to one vote and shall otherwise be identical in all respects with each other Share. All Shares issued hereunder shall be fully paid and non-assessable. The names of each Member and their ownership of Shares is as set forth in Schedule 1 hereof, as such schedule may be amended from time to time by the Company or as set forth in the register kept as provided in Section 9.1. Any Person who accepts Shares issued by the Company shall be deemed to have assented to each and every term of this Agreement, whether or not such Person is a signatory hereto.

3.2 Transfers of Shares.

3.2.1 Each Member may assign such Member’s Shares in whole or in part. Upon such assignment of Shares, the assignee shall become, in substitution for and to the exclusion of the assignor, a Member, with all of the rights and powers, and subject to all of the restrictions and liabilities, of a Member. Notwithstanding any provision of this Agreement to the contrary, Shares of the Company may not be sold to or traded by the public.

3.2.2 In the event TIF LLP shall cease to be a Member of the Company, the Company shall cease to be deemed a branch of TIF LLP.

3.3 Additional Members. Additional Persons may be admitted to the Company as Members, and Shares may be issued to those Persons and to existing Members, at such times and on such terms and conditions as the Members may determine from time to time.

3.4 No Capital Contributions. No Member shall be required to make capital contributions or otherwise have any liability to make payments to the Company; provided, however, that Shares shall not be issued for consideration having value of less than $1.00 per share; and provided further, that the Member shall be required to make the initial capital contribution set forth on Schedule 1 within 60 days after the date of this Agreement.

3.5 Scope of Members’ Authority. Except as otherwise expressly provided for in this Agreement, no Member shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, any other Member or the Company.

ARTICLE 4

PROFITS AND LOSSES; DISTRIBUTIONS

4.1 Allocations of Profits and Losses. All items of Company income, gain (whether realized or unrealized, and including gains of a capital nature), loss, deduction, credit or the like will be allocated among the Members pro rata in accordance with their respective ownership of Shares.

4.2 Distributions to Members. Distributions of cash or other assets may be made to the Members from time to time as approved by the Members. All distributions made will be made to the Members pro rata in accordance with their respective ownership of Shares.

ARTICLE 5

MANAGEMENT OF THE COMPANY

5.1 Management of the Company.

(a) The Company’s business and affairs shall be managed and controlled by its Managers. The Managers shall be authorized to exercise all such powers of the Company, and to do all such lawful acts and things, as are not by law or by this Agreement directed or required to be exercised or done by the Members; provided, however, the Authorized Member(s) may, in its sole discretion, approve or disapprove any matter or take any action related to the business and affairs of the Company, except as otherwise provided in this Agreement or the Act.

(b) The Managers shall be appointed by the Authorized Member(s). The name of each Manager shall be as set forth on Schedule 2 hereof, as amended.

(c) Each Manager shall serve until a successor is elected or qualified or until his or her earlier death, resignation or removal.

5.2 Action by the Managers. All actions taken on behalf of the Company by a Manager may be approved by the affirmative vote of a majority of the Managers. Regular meetings of the Managers may be held at such times and places as the Managers may determine. Special meetings of the Managers may be called by any Member or any two Managers acting together on not less than one business day’s prior written notice delivered to each of the Managers and specifying the nature of any business to be transacted at such special meeting. A Manager may waive notice of any meeting, whether before or after the date of such meeting and attendance by a Manager at a meeting shall constitute a waiver of notice by such Manager. A majority of the total number of Managers shall constitute a quorum for the transaction of business at any meeting of the Managers. Managers may participate in any meeting via teleconference or similar means of communications equipment by which all individuals participating in the meeting can hear one another and such participation shall constitute presence in person at the meeting. Any action required or permitted to be taken at any meeting of the Managers may be taken by a written consent without a meeting, without prior notice and without a vote. The written consent shall set forth the action to be taken and shall be signed by such Managers as are sufficient under the provisions of this Agreement to authorize or take such action at a meeting of the Managers.

5.3 Action by the Authorized Member(s). Any action taken by Authorized Member(s) shall be deemed to be duly authorized in all respects. Any action taken by the Members acting unanimously, as evidenced by the signature of each such Member, shall be deemed to be duly authorized in all respects.

5.4 Resignation of a Manager. Any Manager may resign at any time by giving written notice to the Members.

5.5 Removal of a Manager. Any Manager may be removed at any time with or without cause by the affirmative vote of the Members holding not less than a majority of the issued and outstanding Shares of the Company.

5.6 No Compensation. No Manager shall be entitled to receive compensation for his or her service as a Manager.

ARTICLE 6

TRANSACTIONS; OTHER ACTIVITIES

6.1 Business Pursuits of Members. The Members shall be obligated by reason of this Agreement to devote only as much of their time to the Company’s business as shall be reasonably required in light of the Company’s business and objectives and the responsibilities undertaken or assigned to the Members. Except as otherwise provided in this Agreement or in any other written agreement by which any Member may be bound, this Agreement shall not preclude or limit in any respect the right of any Member to engage in or invest in any business activity of any nature or description. Any such permitted activity may be engaged in independently or with other Members. No Member shall have the right, by virtue of this Agreement or the relationship created hereby, to any interest in such other permitted ventures or activities or to the income or proceeds derived therefrom by any other Member. Except as otherwise provided in this Agreement or in any other written agreement by which any Member may be bound, the pursuit of such permitted ventures shall not be deemed wrongful or improper and any Member shall have the right to participate in or to recommend to others any investment opportunity.

6.2 Title to Company Property. All property of the Company, whether real or personal, tangible or intangible, shall be owned by the Company as an entity, and no Member shall have any direct ownership interest in such property. The title to all such property shall be held in the name of the Company and all securities shall be registered in the name of the Company.

6.3 Liability of the Company. Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.

6.4 Liability of the Managers. Except as otherwise provided in the Act, no Manager shall be liable to the Member(s) for any loss or damage sustained by the Member(s), unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, breach of this Agreement or a wrongful taking by the Manager.

ARTICLE 7

OFFICERS AND AGENTS; SIGNATORY AUTHORITIES

7.1 Officers. The officers of the Company, if any, shall be as set forth on Schedule 3, as amended. Except as otherwise indicated in this Article 7, the Managers may, from time to time, elect or appoint a president, one or more vice presidents, a secretary, a treasurer, and other officers and agents as the Managers deem necessary or advisable. Any two or more such offices may be held by the same person.

7.2 Rights; Obligations; Authority. Election or appointment of a Person as an officer or agent of the Company shall not itself create contract rights in such Person. All delegations of authority to officers of the Company under this Article 7 shall be nonexclusive, and the Managers shall retain all powers and duties vested in them under Article 5 hereof and the Act. The Company may indemnify or advance expenses to any officer or agent elected or appointed by the Managers in accordance with or pursuant to any other law, agreement, vote or Consent of the Managers.

7.3 Removal. Any officer or agent elected or appointed by the Managers may be removed by the Managers whenever, in the judgment of the Managers, the best interests of the Company would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the Person so removed.

7.4 Execution of Contracts. The Managers may authorize any officer or agent to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

7.5 President. The President shall, subject to the direction and control of the Managers, in general supervise and control the operations of the Company. The President shall preside at all meetings of the Managers or the Members. The President may sign any deeds, mortgages, bonds, contracts or other instruments on behalf of the Company, except in cases where the execution thereof shall be expressly delegated by the Managers, the Members or by this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise executed. In general, the President shall perform all duties incident to the office of the President of the Company and such other duties as may be prescribed from time to time by the Managers.

7.6 Vice Presidents. The Managers may elect or the President may appoint one or more Vice Presidents. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President (or Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and the Vice President, when so acting, shall have all of the powers and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties as from time to time may be assigned to the Vice President, the President or the Managers. The authority of Vice Presidents to sign in the name of the Company deeds, mortgages, bonds, contracts or other instruments shall be coordinate with like authority of the President.

7.7 Treasurer. The Managers may elect or the President may appoint a Treasurer. If required by the Managers, the Treasurer shall give a bond for the faithful discharge of the Treasurer’s duties in such sum and with such surety or sureties as the Managers shall determine. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Company, receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of this Agreement. The Treasurer shall in general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the President or the Managers.

7.8 Secretary. The Managers may elect or the President may appoint a Secretary. The Secretary shall: (a) keep records of Company action, including the minutes of meetings of the Managers or the Members in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of this Agreement or as required by law; (c) be custodian of the Company records and of the seal, if any, of the Company; (d) keep a register of the post office address of each Member which shall be furnished to the Secretary by such Member; and (e) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or the Managers.

ARTICLE 8

FISCAL YEAR; BOOKS AND RECORDS; BANK ACCOUNTS

8.1 Bank Accounts. The funds of the Company shall be deposited in such federally insured bank account or accounts or other financial intermediary as the Managers in their discretion determine are required, and the Managers shall arrange for the appropriate conduct of such accounts.

8.2 Books and Records. There shall be kept and maintained full and accurate books respecting the business of the Company at the Company’s principal place of business or such other location as the Managers may determine showing all receipts and expenditures, assets and liabilities, profits, losses and distributions, and all other records reasonably necessary or appropriate for recording the Company’s business affairs.

8.3 Stand Alone Accounts. There shall be kept and maintained stand alone financial accounts for the Company, at the Company’s principal place of business or such other location as the Managers may determine, which are prepared on a yearly basis unless the Member(s) or the Managers, as the case may be, deem that a set of additional accounts should be prepared at a particular point in time or for a particular period. The accounts shall be prepared in accordance with the accounting standards that are deemed by the Member(s) or the Managers, as the case may be, to be applicable to the Company at the time of preparing the accounts.

8.4 Fiscal Year. The fiscal year of the Company shall end on the last day of December.

ARTICLE 9

REGISTRATION OF SHARES

9.1 Shares. Each Member’s Shares shall be recorded on Schedule 1 of this Agreement, as amended. Shares shall be uncertificated. The Company shall keep and maintain or cause to be kept and maintained a register in which, subject to such regulations as the Company may adopt, the Company will provide for the registration of Shares and the registration of transfers of Shares. The books of the Company shall be conclusive evidence of the ownership of all Shares. Subject to the other terms of this Agreement, the Shares in the Company shall be transferable on the books of the Company by the record holder thereof or by its duly authorized agent upon delivery to the Company of a duly executed instrument of transfer, and such other instruments as the Company may reasonably require and such evidence of the genuineness of the execution and authorization of the foregoing as may be required by the Company. Subject to the terms of this Agreement, upon delivery of the foregoing instruments and compliance with the foregoing conditions, the transfer shall be recorded on the books of the Company. Until a transfer is so recorded, the owners of record of Shares shall be deemed to be the owners for all purposes hereunder and neither any Member nor the Company shall be affected by any notice of a proposed transfer.

ARTICLE 10

DISSOLUTION, LIQUIDATION AND TERMINATION

10.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) the written Consent of the Authorized Members;

(b) the unanimous written Consent of the Managers; or

(c) entry of a decree of judicial dissolution of the Company under the Act.

10.2 Liquidation and Termination. On dissolution of the Company, the Company shall appoint one or more Members as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and under the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Managers. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation or otherwise make adequate provisions for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) all remaining assets of the Company shall be distributed to the Members in accordance with their respective ownership of Shares.

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 10.2. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member with respect to its Shares and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

10.3 Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is terminated, and any Member (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the Company.

10.4 Events of Bankruptcy. Notwithstanding anything to the contrary contained in this Agreement, none of the events described in § 18-304 of the Act shall cause a Member to cease to be a Member of the Company and, upon the occurrence of any such event, the Company shall continue without dissolution.

ARTICLE 11

MISCELLANEOUS

11.1 Binding Agreement. Subject to the provisions set forth herein, this Agreement shall inure to the benefit of and be binding upon the Members and their respective heirs, executors, legal representatives, successors and assigns. Whenever in this instrument a reference to any Member is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of each Member.

11.2 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.3 Enforceability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other Person or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

11.4 Entire Agreement. This Agreement, unless subsequently amended, contains the final and entire Agreement of the parties hereto and supersedes any prior written or oral agreement with respect to the subject matter contained herein.

11.5 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

11.6 Governing Law. THIS AGREEMENT IS MADE AND SHALL BE CONSTRUED UNDER AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF CONFLICT OF LAW PRINCIPLES THEREOF.

11.7 Amendment. This Agreement may be amended or modified upon the Consent of the Authorized Member(s); provided, however, that any amendment or modification that materially and adversely affects a Member’s economic interest in the Company shall not be effective as to such Member without the Consent of such Member.

11.8 Conflict of Interest; No Implied Duties. To the extent that, at law or in equity, the Members holding more than 50% of the Shares have duties (including fiduciary duties) and liabilities relating to the Company or any other Member, such Members shall not be liable to the Company or to any other Member for its good faith reliance on the provisions of this Agreement, which, to the extent that they restrict the duties and liabilities or rights and powers otherwise existing at law or in equity, are agreed by the Members to replace such other duties, liabilities, rights and powers. No Member shall be required to act hereunder as its sole and exclusive business activity and any Member may have other business interests and engage in other activities in addition to those relating to the Company, including those which might compete with the Company. Neither the Company nor any Member shall have any right by virtue of this Agreement in or to any other interests or activities or to the income or proceeds derived therefrom. A Member may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person. No transaction between a Member, its Affiliates, and the Company shall be voidable solely because a Member has a direct or indirect interest in the transaction.

11.9 Notices. Any Notice to the Members required under the terms of this Agreement shall be sent to their respective addresses, as set forth on the register of Members maintained by the Company. All Notices and copies thereof provided for herein shall be hand delivered with receipt therefor, sent by overnight courier service with receipt therefor, or sent by certified or registered mail, return receipt requested, and first-class postage prepaid. Changes of address may be given to the Company and the Members by Notice given in accordance with the terms of this Section 11.9. Time periods shall commence on the date that such Notice is delivered or attempted to be delivered if receipt thereof is refused by the recipient. Any Notice that is required to be given within a stated period of time shall be considered timely made or given if delivered or postmarked before 11:59 p.m. local time, on the last day of such period.

11.10 References. References herein to the singular shall include the plural and to the plural shall include the singular, and references to one gender shall include the others, except where the same shall not be appropriate

11.11 Titles and Captions. Section titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of the content of this Agreement.

IN WITNESS WHEREOF, the undersigned Sole Member has executed this Agreement as of the date and year first above written.

TRONOX INTERNATIONAL FINANCE LLP

By:	/s/ Michael J. Foster
	Name:	Michael J. Foster
	Title:	Authorized Representative

Schedule 1

Members

(As of July 30, 2012)

Name/Address	Capital Contribution	Shares
Tronox International Finance LLP 7 Albemarle Street London W1S 4HQ, United Kingdom	$100	100

Total	$100	100

Schedule 2

Managers of the Company

Michael J. Foster

Daniel D. Greenwell

John Merturi

Schedule 3

Officers of the Company